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              [LETTERHEAD OF ALPHA INDUSTRIES, INC. APPEARS HERE]

                                Exhibit (10)(f)

January 13, 1997


Mr. Thomas C. Leonard
15 Meadow View Rd.
Topsfield MA 01983

Re:     Severance Agreement


Dear Tom:

This letter is to confirm the severance arrangements that we have agreed upon with respect to your employment with Alpha Industries, Inc. (the "Company").

1.    Change in Control
      -----------------

1.1. If: (i) a Change in Control occurs while you are employed by the Company as President and Chief Executive Officer, and (ii) your employment with the Company is voluntarily or involuntarily terminated within two (2) years after such Change in Control, then you will receive the benefits specified Section 1.3 below.

1.2. A "Change in Control" shall be deemed to have occurred if the Continuing Directors shall have ceased for any reason to constitute a majority of the Board of Directors of the Company. For this purpose, a "Continuing Director" shall include and be limited to any member of the Board of Directors of the Company as of the date of this letter and any Director nominated for election to the Board of Directors of the Company by at least 75% of the then Continuing Directors.

1.3. In the event that your employment with the Company is terminated in the manner described in Section 1.1 above (the date of such termination being referred to as the "Control Termination Date"), (i) on the Control Termination Date, the Company will pay to you a lump sum equal to two times your annual compensation for the twelve (12) full month period prior to the Change in Control, including all wages, salary, bonus and incentive compensation, whether or not includable in gross income for federal income tax purposes (the "Control Severance Payment"); and (ii) all Company stock options then outstanding and
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Thomas C. Leonard
January 13, 1997
Page 2

      held by you, whether or not by their terms then exercisable, shall, subject to their other terms and conditions, become immediately exercisable and remain exercisable for a period of ninety (90) days after the Control Termination Date. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Control Severance Payment, either alone or together with other payments which you have the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986 as amended (the "Code")), then the Control Severance Payment shall be reduced to the largest amount that will result in no portion of such payment being subject to the excise tax imposed by Section 4999 of the Code. The determination of any such reduction shall be made by the Board of Directors of the Company, acting in good faith and in consultation with the Company's accountants and counsel.

2.    Termination Without Cause or for Good Reason
      --------------------------------------------

2.1. If, while you are employed by the Company as President and Chief Executive Officer, (i) your employment with the Company is involuntarily terminated without Cause, or (ii) you terminate your employment with the Company for Good Reason, then you will receive the benefits specified in Section 2.4 below. If your employment is terminated involuntarily by the Company for Cause, you will not be entitled to receive the benefits specified in
      Section 2.4 below.

2.2. "Cause" shall mean: (i) deliberate dishonesty significantly detrimental to the best interests of the Company or any subsidiary or affiliate; (ii) conduct on your part constituting an act of moral turpitude; (iii) willful disloyalty to the Company or refusal or failure to obey the directions of the Board of Directors; (iv) incompetent performance or substantial or continuing inattention to or neglect of duties assigned to you.

2.3 "Good Reason" shall mean: (i) the assignment to you of any duties inconsistent in any respect with your position as the President and Chief Executive Officer of the Company; or (ii) any reduction in your base salary or rate of compensation; or (iii) any requirement imposed on you by the Company that you relocate outside the eastern Massachusetts area.

2.4 In the event that your employment with the Company is terminated in the manner described in Section 2.1 above (the date of such termination being referred to as
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Thomas C. Leonard
January 13, 1997
Page 3

      the "Termination Date"), (i) beginning with the Termination Date, the Company will pay to you a continuing stream of weekly salary payments for two years at the highest rate that your base salary was paid to you at any time during the one (1) year period immediately preceding the Termination Date; and (ii) all Company stock options then outstanding and held by you, whether or not by their terms then exercisable, shall, subject to their other terms and conditions, become immediately exercisable and remain exercisable for a period of ninety (90) days after the Termination Date.

3.    Non-Competition
      ---------------

3.1. During: (i) the term of your employment with the Company and for one (1) year thereafter, and (ii) the actual term of your consulting arrangement (the "Noncompete Period"), you will not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, or otherwise, or through any person, engage in any employment, consulting or other activity which competes with the business of the Company or any of its subsidiaries or affiliates. You acknowledge and agree that your direct or indirect participation in the conduct of such competing business alone or with any person other than the Company will materially impair the business and prospects of the Company. During the Noncompete Period, you will not (i) attempt to hire any director, officer, employee or agent of the Company, (ii) assist in hiring such hiring by any other person, (iii) encourage any person to terminate his or her employment or business relationship with the Company, (iv) encourage any customer or supplier of the Company to terminate its relationship with the Company, or (v) obtain, or assist in obtaining, for your own benefit (other than indirectly as an employee of the Company) any customer of the Company. If any of the restrictions provided for in this Section 3.1 are adjudicated to be excessively broad as to scope, geographic area, time or otherwise, said restriction shall be reduced to the extent necessary to make the restriction reasonable and shall be binding on you as so reduced. Any provisions of this Section 3.1 not so reduced shall remain in full force an effect. It is understood that during the Noncompete Period, you will make yourself available to the Company for consultation on behalf of the Company, upon reasonable request and at a reasonable rate of compensation and at reasonable times in light of any commitment you may have to a new employer.

3.2. You understand and acknowledge that the Company's remedies at law for breach of any of the restrictions in Section 3.1 above are inadequate and that any such
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Thomas C. Leonard
January 13, 1997
Page 4

      breach will cause irreparable harm to the Employer. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in the Company's favor, the Company may apply to any court having jurisdiction to enforce the specific performance of the restrictions in Section 3.1, and may apply for injunctive relief against any act which would violate those restrictions.

4.    Post-employment Consulting
      --------------------------

4.1 The Company wishes to ensure that your continuing advice and support is available after you cease to serve in your current capacity, and you are agreeable to providing such advice and support. Therefore, subject to the conditions set out in Section 4.2 below, the Company agrees: (i) to retain you, and you agree to act, as a consultant for a term of two (2) years from the date of your retirement, at an annual consulting fee equal to your annual salary as of the date of your retirement, and (ii) that all Company stock options then outstanding and held by you, whether or not by their terms then exercisable, shall, subject to their other terms and conditions, become immediately exercisable and remain exercisable for a period of ninety (90) days after the effective date of your retirement

4.2 The consulting arrangement set out in Section 4.1 above will be available to you only if: (i) you are still President and Chief Executive Officer of the Company on September 30, 1999, and (ii) your retirement is effective at any time between October 1, 1999 and September 30, 2000, and (iii) you give the Company six (6) months written advance notice of your intention to retire.

5.    Payments Under Sections 2.4 and 4.1
      -----------------------------------

      Payments provided for in Sections 2.4 and 4.1 of this letter  will:
      (i) be made at the same rate as you were receiving on the date of employment termination or retirement; (ii) be paid in equal periodic installments at such intervals as the Company shall generally pay its officers, and (iii) be reduced by the amount of any compensation that you receive from any person for services rendered during the period in which you are receiving such payments.

6.    Miscellaneous
      -------------

      This agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be modified only by a written instrument duly
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Thomas C. Leonard
January 13, 1997
Page 5

      executed by each party. This agreement replaces and supersedes all prior agreements relating to your employment by the Company. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Please sign both copies of this letter and return one to the Company.

Sincerely,


/s/ George S. Kariotis
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                                                --------------------------------
George Kariotis                                   AGREED TO:
Chairman of the Board
                                                  /s/ Thomas C. Leonard
/s/ Sidney Topol                                  ----------------------------
---------------------------                           Thomas C. Leonard
Sidney Topol
Chairman of the Compensation Committee            Date: 17 JAN 1997
of the Board of Directors                              -----------------------
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